Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2016 FIRST QUARTER SALES

New York, New York, April 21, 2016: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that for the three months ended March 31, 2016, net sales increased 2.1% to $111.5 million, from $109.2 million in the first quarter of 2015. At comparable foreign currency exchange rates, consolidated first quarter net sales increased 3.0% to $112.5 million as compared to the prior year period. For the current first quarter, the average U.S. dollar/euro exchange rate was 1.10 compared to 1.13 in the first quarter of 2015. Inter Parfums plans to issue results for the 2016 first quarter on or about May 10, 2016.

Net Sales:

	Three months ended
	March 31,
(in millions)	2016	2015	% Change

European based product sales	$92.1	$86.7	6.2%
United States based product sales	19.4	22.5	(13.7)%
	$111.5	$109.2	2.1%

Discussing European based operations Jean Madar, Chairman & CEO of Inter Parfums stated, “The Montblanc brand, our largest, started the year with exceptional sales of $35.0 million, up 29% in dollars and 32% in local currency, compared to last year's first quarter. The promising launch of Montblanc Legend Spirit was an important contributor to brand sales, and we expect this new men’s scent to be a growth pillar for the Montblanc brand. Our second largest brand, Jimmy Choo, achieved first quarter brand sales of $21.4 million, down 1% in dollars and up 1% in local currency from the same period last year, with both periods aided by recent launches. While the current first quarter benefitted from the continuing roll-out of the Jimmy Choo Illicit line, the 2015 first quarter reflected strong sales of the recent introductions of Jimmy Choo Man line and the Jimmy Choo Blossom line. Lanvin fragrances sales contracted to $12.2 million, or 25%, due primarily to the economic slowdowns in its two flagship markets of Russia and China. We hope to counter this trend with the upcoming launch of a new Lanvin women's line in the fall. Rochas fragrances had nearly $6.4 million in incremental sales, primarily due to sales in the brand’s foundational markets of Spain and France, largely based on the Eau de Rochas and Rochas Man lines.”

Discussing U.S. based operations, Mr. Madar noted, “The 13.7% decline in first quarter sales is best understood in the context of difficult comparisons with the prior year’s first quarter, when Extraordinary by Oscar de la Renta and Icon by Dunhill were launched. With our first ever fragrance launches for Abercrombie & Fitch and Hollister, along with several other new product introductions within our U.S. operations brand portfolio, we expect better quarterly comparisons later in the year.”

2016 Guidance

The Company affirmed its previous 2016 guidance, which calls for net sales in the range of $500 million to $510 million and net income attributable to Inter Parfums, Inc. in the range of $1.05 to $1.10 per diluted share. Guidance assumes the dollar remains at current levels.

Inter Parfums, Inc. April 21, 2016	Page 2

Founded more than 30 years ago, Inter Parfums, Inc. is a premier fragrance company with a diverse portfolio of prestige brands that includes Abercrombie & Fitch, Agent Provocateur, Anna Sui, Balmain, Banana Republic, bebe, Boucheron, Coach, Dunhill, Hollister, Jimmy Choo, Karl Lagerfeld, Lanvin, Montblanc, Oscar de la Renta, Paul Smith, Repetto, Rochas, Shanghai Tang, S.T. Dupont and Van Cleef & Arpels.  The fragrance products developed, produced and distributed by Inter Parfums are sold in more than 100 countries throughout the world.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2015 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com